Exhibit 99.1

Lexeo Therapeutics Appoints Tim Van Hauwermeiren to its Board of Directors

NEW YORK – July 8, 2024 (GLOBE NEWSWIRE) – Lexeo Therapeutics, Inc. (Nasdaq: LXEO), a clinical stage genetic medicine company, today announced the appointment of Tim Van Hauwermeiren, co-founder and Chief Executive Officer of argenx SE, as an independent, non-executive director to its Board of Directors. Mr. Van Hauwermeiren is a seasoned biotech executive with over two decades of experience in both general management and business development across the life sciences and consumer goods industries.

“Tim is a highly accomplished life-sciences entrepreneur who has built one of Europe’s most successful biotech companies, and I am thrilled to welcome him to our Board of Directors,” said R. Nolan Townsend, Chief Executive Officer of Lexeo Therapeutics. “Tim’s deep and relevant experience in company building from clinical to commercial stage will be an invaluable asset to Lexeo as we embark on our next phase of growth and progress our pipeline into later stages of clinical and commercial development.”

Mr. Van Hauwermeiren is co-founder, CEO and a Board Member of argenx, a global immunology company valued at almost $25 billion focused on severe autoimmune diseases. During his 15-year tenure, he has overseen the development and launch of the company’s first commercial product, efgartigimod, for the treatment of multiple severe autoimmune diseases, and he has expanded the company’s footprint across Europe, the U.S. and Asia. Additionally during his time at argenx, Mr. Van Hauwermeiren has secured more than $4 billion in funding through equity raises and business development transactions with major pharmaceutical companies. Prior to argenx, Mr. Van Hauwermeiren held roles with increasing levels of responsibility at Ablynx and Procter & Gamble.

“I am honored to join Lexeo’s Board at this important stage in the company’s growth,” said Mr. Van Hauwermeiren. “I am impressed by the company’s innovative science, pipeline and bold thinking, and I look forward to sharing my experiences and learnings with the management team as we work to bring life-changing therapies to patients with devastating genetic diseases.”

Mr. Van Hauwermeiren also serves on the Board of Directors of iTeos Pharmaceuticals, and previously served on the Board of Directors of RayzeBio prior to the company’s acquisition by Bristol Myers Squibb. He holds a B.Sc. and M.Sc. in bioengineering from Ghent University and an Executive MBA from The Vlerick School of Management.

About Lexeo Therapeutics

Lexeo Therapeutics is a New York City-based, clinical stage genetic medicine company dedicated to transforming healthcare by applying pioneering science to fundamentally change how genetically defined cardiovascular diseases and APOE4-associated Alzheimer’s disease are treated. Using a stepwise development approach, Lexeo is leveraging early proof-of-concept functional and biomarker data to advance a pipeline of cardiovascular and APOE4-associated Alzheimer’s disease programs.

Media Response:

Janine Bogris

(201) 245-6838

janine.bogris@inizioevoke.com